
                                                                                                             Exhibit 12


                             THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        FOR THE FIVE FISCAL YEARS ENDED JANUARY 28, 1995, AND FOR THE
                           TWENTY-SIX WEEKS ENDED JULY 29, 1995, AND JULY 30, 1994


                                                           26 Weeks Ended                        Fiscal Year Ended
                                                         July 29,   July 30,   Jan. 28,   Jan. 29,    Jan. 30,    Feb. 1,    Feb. 2,
                                                           1995       1994       1995       1994        1993       1992       1991

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations                $   428 $     406  $   1,296  $   1,178   $     791  $     796  $    762
Fixed charges (excluding interest
   capitalized and pretax preferred stock
   dividend requirements)                                     193        184        377        381         432        474       421
Dividends on ESOP Preference Shares                           (14)       (14)       (28)       (29)        (29)       (30)      (30)
Capitalized interest amortization                               3          2          4          4           3          3         3
                                                              610        578      1,649      1,534       1,197      1,243     1,156

Fixed Charges:
Gross interest expense (a)                              $     148  $     140  $     290  $     297   $     341  $     388  $    347
Interest factor attributable to
   rent expense                                                55         49        102         94          94         92        83
Other (b)                                                       -          -          -          -           4          8         5
                                                              203        189        392        391         439        488       435

Ratio of Earnings to Fixed Charges                            3.0        3.1        4.2        3.9         2.7        2.6       2.7


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.

